PROSPECTUS SUPPLEMENT


                              2,058,077 SHARES

                     PRECEPT BUSINESS SERVICES, INC.

                            CLASS A COMMON STOCK
                                 __________

     This Prospectus Supplement relates to the offer and issuance of 2,058,077 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Precept Business Services, Inc., a Texas corporation (the "Company" or "Precept"), in connection with the acquisition of all of the outstanding capital stock of InfoGraphix, Inc., a Massachusetts corporation ("IG"), by Precept Business Products, Inc., a Delaware corporation ("PBP") and wholly-owned subsidiary of Precept, pursuant to that certain Stock Purchase Agreement dated as of April 8, 1998 (the "Stock Purchase Agreement"), by and between Precept, PBP, IG and James Gorin, the sole shareholder of IG. This Prospectus Supplement constitutes a supplement to that certain prospectus of Precept dated February 9, 1998 (the "Original Prospectus"), with respect to an aggregate of up to 19,887,500 shares of Class A Common Stock which may be offered and issued by the Company from time to time in connection with the future direct and indirect acquisitions of other businesses, properties or securities in one or more business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act") or as otherwise permitted under the Securities Act.

     The Original Prospectus (under a different cover page) was also used in connection with the issuance on March 19, 1998 of 9,612,500 shares of the Company's Class A Common Stock in connection with the acquisition by a subsidiary of the Company of substantially all of the assets and business as a going concern of U. S. Transportation Systems, Inc. Therefore, certain information contained in the Original Prospectus is not directly related to the issuance of shares by the Company hereunder. In addition, the acquisition of U.S. Transportation Systems, Inc. contemplated in the Original Prospectus was consummated on March 19, 1998, and the information contained in the Original Prospectus should be viewed accordingly. Any statement contained in the Original Prospectus shall be deemed to be modified or superseded by any inconsistent statement contained in this Prospectus Supplement. Headings referred to herein but not included herein shall refer to such headings contained in the Original Prospectus. This Prospectus Supplement should be reviewed in conjunction with the Original Prospectus. This Prospectus Supplement, together with the Original Prospectus, are sometimes referred to collectively herein as the "Prospectus".

     The Class A Common Stock is traded on the Nasdaq SmallCap Market under the
symbol "PBSIA."   As reported on the Nasdaq SmallCap Market on April 9, 1998, the closing price of the Class A Common Stock was $4.00.
                                      __________

     Investors should consider the information under "Risk Factors" in evaluating an investment in this Class A Common Stock offered hereby.
                                      __________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                                  __________

                                April 13, 1998

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                             AVAILABLE INFORMATION

     Precept is subject to the informational requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. The Company intends to furnish to its shareholders annual reports containing financial statements audited by independent certified public accountants following the end of each fiscal year.

     Precept has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Plan of Reorganization. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRECEPT OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                 THE OFFERING

Number of shares of Class A Common Stock offered hereby........   2,058,077

Class A Common Stock to be outstanding after the Offering......  36,955,080

Total Common Stock to be outstanding after the Offerin.........  47,058,077

Nasdaq SmallCap Market Symbol..................................  PBSIA

                                 PLAN OF DISTRIBUTION

THE OFFERING

     This Prospectus relates to the issuance of 2,058,077 shares of Class A Common Stock in connection with the acquisition by PBP of 100% of the outstanding common stock of IG, on the terms and conditions set forth in the Stock Purchase Agreement.

     In addition to the shares issued hereunder, the Company may issue up to 17,829,423 shares of Class A Common Stock in connection with the future direct and indirect acquisitions of other businesses, properties or securities in one or more business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act, or as otherwise permitted under the Securities Act, and as further described in the Original Prospectus. The Company expects that the terms upon which it may issue such shares will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are acquired. It is expected that the shares that are issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated.

GENERAL

     All expenses of this Offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares by the Company in business combination transactions, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

          The shares of the Company's Class A Common Stock offered hereunder are listed for trading on the Nasdaq SmallCap Market.

                                 VALIDITY OF SHARES

     The validity of the Class A Common Stock issued hereunder will be passed upon for the Company by Jackson Walker L.L.P., Dallas, Texas.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              TABLE OF CONTENTS

                                             Page
                                             ------
Prospectus Summary..........................    3 (Original Prospectus)
Business of Precept.........................   64 (Original Prospectus)
Risk Factors................................   14 (Original Prospectus)
Plan of Distribution........................    4 (Prospectus Supplement)
Validity of Shares..........................    4 (Prospectus Supplement)
Experts.....................................   98 (Prospectus Supplement)
Available Information.......................    2 (Prospectus Supplement)


                               2,058,077 SHARES


                       PRECEPT BUSINESS SERVICES, INC.


                                   CLASS A
                                 COMMON STOCK


                                 ------------
                                  PROSPECTUS
                                 ------------


                                April 13, 1998